THE HYPERION TOTAL RETURN FUND, INC.
               One Liberty Plaza o New York, New York 10006-1404

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


January 28, 2000
To the Stockholders:

         The Annual Meeting of Stockholders of The Hyperion Total Return Fund, Inc. (the "Fund") will be held at The Downtown Association, 60 Pine Street (between William Street and Pearl Street), New York, New York 10005, on Tuesday, April 18, 2000, at 9:45 a.m., for the following purposes:

                  1.  To elect directors (Proposal 1).

                  2.    To    ratify    or    reject    the     selection     of
         PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending November 30, 2000 (Proposal 2).

                  3. To transact any other business that may properly come before the meeting.

         The close of business on January 27, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                          By  Order  of  the Board of Directors,


                                          Patricia A. Sloan
                                          Secretary

                      WE NEED YOUR PROXY VOTE IMMEDIATELY.

YOU MAY THINK YOUR VOTE IS NOT IMPORTANT, BUT IT IS VITAL. THE MEETING OF STOCKHOLDERS OF THE FUND WILL BE UNABLE TO CONDUCT ANY BUSINESS IF LESS THAN A MAJORITY OF THE SHARES ELIGIBLE TO VOTE IS REPRESENTED. IN THAT EVENT, THE FUND, AT STOCKHOLDERS' EXPENSE, WOULD CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO ACHIEVE A QUORUM. CLEARLY, YOUR VOTE COULD BE CRITICAL TO ENABLE THE FUND TO HOLD THE MEETING AS SCHEDULED, SO PLEASE RETURN YOUR PROXY CARD
IMMEDIATELY.   YOU  AND  ALL  OTHER   STOCKHOLDERS   WILL   BENEFIT   FROM  YOUR
COOPERATION.



                     Instructions for Signing Proxy Cards

         The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense to the Fund involved in validating your vote if you fail to sign your proxy card properly.

         1. Individual Accounts. Sign your name exactly as it appears in the registration on the proxy card.

         2. Joint Accounts. Either party may sign, but the name of the party signing should conform exactly to the name shown in the registration.

         3. All Other Accounts. The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example:

Registration                                      Valid Signature

Corporate Accounts
         (1)  ABC Corp.                           ABC Corp.
         (2)  ABC Corp.                           John Doe, Treasurer
         (3)  ABC Corp.
c/o John Doe, Treasurer                           John Doe
         (4)  ABC Corp. Profit Sharing Plan       John Doe, Trustee
Trust Accounts
         (1)  ABC Trust                           John B. Doe, Trustee
         (2)  Jane B. Doe, Trustee
              u/t/d 12/28/78                      Jane B.Doe
Custodial or Estate Accounts
         (1)  John B. Smith, Cust.
              f/b/o John B. Smith, Jr.
              UGMA                                John B. Smith
         (2)  John B. Smith                       John B. Smith, Jr., Executor


                      THE HYPERION TOTAL RETURN FUND, INC.
               One Liberty Plaza o New York, New York 10006-1404

                                PROXY STATEMENT

         This proxy statement is furnished in connection with a solicitation by the Board of Directors of The Hyperion Total Return Fund, Inc. (the "Fund") of proxies to be used at the Annual Meeting of Stockholders of the Fund to be held at The Downtown Association, 60 Pine Street (between William Street and Pearl Street), New York, New York 10005, at 9:45 a.m. on Tuesday, April 18, 2000 (and at any adjournment or adjournments thereof) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about January 28, 2000. Stockholders who execute proxies retain the right to revoke them by written notice to the Secretary of the Fund at any time before they are voted. Unrevoked proxies will be voted in accordance with the specifications thereon and, unless specified to the contrary, will be voted FOR the re-election of the two nominees and for the election of Mr. John W. English for Class I directors, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending November 30, 2000. The close of business on January 27, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Each stockholder is entitled to one vote for each share held. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matters submitted to stockholders for a vote. Broker non-votes will not be counted for purposes of determining the presence of a quorum or determining whether a proposal has been approved. On the record date there were 22,930,615 shares outstanding.

                       PROPOSAL 1: ELECTION OF DIRECTORS

         The Fund's Articles of Incorporation provide that the Fund's Board of Directors shall be divided into three classes: Class I, Class II and Class
III. The terms of office of the present directors in each class expire at the Annual Meeting in the year indicated or thereafter in each case when their respective successors are elected and qualified: Class I, 2000; Class II, 2001; and Class III, 2002. At each subsequent annual election, Directors chosen to succeed those whose terms are expiring will be identified as being of that same class and will be elected for a three-year term. The effect of these staggered terms is to limit the ability of other entities or persons to acquire control of the Fund by delaying the replacement of a majority of the Board of Directors.

         The terms of Robert F. Birch, Andrew M. Carter and Kenneth C. Weiss, the members of Class I currently serving on the Board of Directors, expire at this year's Annual Meeting. The persons named in the accompanying form of proxy intend to vote at the Annual Meeting (unless directed not to so vote) for the re-election of Messrs. Birch and Carter. The persons named in the accompanying form of proxy also intend to vote (unless directed not to so vote) for the election of Mr. John W. English to serve as a Class I director until the 2003 Annual Meeting of Stockholders. Each nominee has indicated that he will serve if elected, but if any nominee should be unable to serve, the proxy or proxies will be voted for any other person or persons, as the case may be, determined by the persons named in the proxy in accordance with their judgment.

         As described above, there are three nominees for election to the Board of Directors at this time. Proxies cannot be voted for a greater number of persons than the nominees currently proposed to serve on the Board of Directors.

         The following table provides information concerning each of the eight members and nominees of the Board of Directors of the Fund:


                                                                                                                    Shares of Common
                                                                                                                          Stock
                                                                                                                      Beneficially
                                                                                                                   Owned Directly or
                                                                                                                     Indirectly, on
     Name and Office                      Principal Occupation During Past Five Years,                   Director      November 30,
      with the Fund                               Other Directorships and Age                             Since          1999(**)

Class I Nominees to serve until 2003 Annual Meeting of Stockholders:
Robert F. Birch
  Director, Member of the    Chairman and  President,  New America  High Income Fund  (1992-Present).
      Audit Committee        Chairman of the Board and  Co-Founder,  The China Business  Group,  Inc.
                             (1996-Present).  Formerly,  Director and Strategic Planning  Consultant,
                             Dewe Rogerson,  Ltd. (1994-1998);  Chairman and Chief Executive Officer,
                             Memtek Corporation  (1990-1991);  Associated with Finn Wishengrad Warnke
                             & Gayton,  a Consulting  firm  specializing  in work-outs of financially
                             distressed   companies   (1988-1989);   President  and  Chief  Executive
                             Officer, Gardner and Preston Moss, Inc. (1969-1987)
                             Age 63                                                                     December 1998            -

Andrew M. Carter*
   Director                  Chairman and Chief Executive Officer,  Hyperion Capital Management,  Inc.
                             (November  1998-Present).   Vice  Chairman  and  Director  of  The  China
                             Business Group  (1996-Present).  Director,  Manchester Capital Management
                             (1997-Present).  Director,  BioSignia  (1999-Present).  Presently officer of four  charitable  boards:  The New  England  Conservatory,  The Loomis
                             Chaffee  School,  The  William  E.  Simon  Graduate  School  of  Business
                             Administration  at the  University  of  Rochester,  and The  Big  Brother
                             Association of Boston.  Director of several investment  companies advised by Hyperion Capital Management,  Inc. (1998-Present).  Formerly President
                             and Founding Principal, Andrew M. Carter & Company (1994-1995);  Director
                             and  Senior   Vice   President,   Jennison   Associates   Capital   Corp.
                             (1975-1993);  Founder, Standard & Poor's/Carter,  Doyle (1972-1975); Vice
                             President,   Head  of  Fixed  Income  Group,  Wellington  Management  Co.
                             (1968-1972);  and  Manager  of  the  Harvard  Endowment  bond  portfolio,
                             Harvard Treasurer's Office (1964-1968).
                             Age 59                                                                       July 1998              -

John W. English
  Director, Member of the    Chairman of the Board of HSBC's China Fund, Inc.  (1993-Present);  First
      Audit Committee        Asia   Financial   Services   Ltd.'s  First  Asia   Agri-industry   Fund
                             (1999-Present);  and  State  Street  Bank's  Select  Sector  SPDR  Trust
                             (1999-Present);  Director of A.L.T. Films, Inc. (1999-Present);  Trustee
                             of Northern Trust Company's Institutional Funds (1993-Present);  Trustee
                             of Washington Mutual's WM Group of Funds (1994-Present).
                             Age 66                                                                     September 1999          100






                                                                                                                    Shares of Common
                                                                                                                         Stock
                                                                                                                      Beneficially
                                                                                                                   Owned Directly or
                                                                                                                     Indirectly, on
     Name and Office                      Principal Occupation During Past Five Years,                   Director      November 30,
      with the Fund                               Other Directorships and Age                             Since          1999(**)

Class II Directors to serve until 2001 Annual Meeting of Stockholders:
Rodman L. Drake
Director, Member of the      President  ,   Continuation   Investments   Group  Inc.   (1997-Present).
Audit Committee              Director,   Alliance  Group  Services,  Inc.  (1998-Present).   Director,
                             Hotelevision,   Inc.   (1999-Present).    Chairman,   Metro   Cash   Card
                             International     (1999-Present).      Parsons     Brinckerhoff,     Inc.
                             (1995-Present).  Trustee  of  Excelsior  Funds  (1994-Present).  Director
                             and/or  Trustee  of several  investment  companies  advised  by  Hyperion
                             Capital Management,  Inc.  (1989-Present).  Formerly,  Co-Chairman of KMR
                             Power Corporation  (1993-1997);  President,  Mandrake Group  (1993-1997);
                             Managing Director and Chief Executive Officer of Cresap (1980-1990).
                             Age 56                                                                       July 1989             205

Harry E. Petersen, Jr.
Director, Member of the      Director  and/or  Trustee  of  several  investment  companies  advised by
Audit Committee              Hyperion Capital  Management,  Inc. or by its affiliates  (1992-Present).
                             Senior  Advisor to  Cornerstone  Equity  Advisors,  Inc.  (1998-Present).
                             Formerly, Senior Advisor to Potomac Babson Inc. (1995-1998);  Director of
                             Equitable  Real Estate  Hyperion  Mortgage  Opportunity  Fund,  Inc.  and
                             Equitable Real Estate Hyperion High Yield Commercial  Mortgage Fund, Inc.
                             (1995-1997);   Director   of   Lexington   Corporate   Properties,   Inc.
                             (1993-1997);    Consultant   to   Advisers   Capital   Management,   Inc.
                             (1992-1995);   Consultant   on   public   and   private   pension   funds
                             (1991-1993);  President of Lepercq Realty  Advisors  (1988-1990).  Member
                             of Advisory Council of Polytechnic University.
                             Age 74                                                                      October 1993           200

Class III Directors to serve until 2002 Annual Meeting of Stockholders:
Lewis S. Ranieri*
   Director                  Chairman  and Chief  Executive  Officer  of  Ranieri & Co.,  Inc.  (since
                             1988);  in addition,  President of LSR Hyperion  Corp., a general partner of the  limited  partnership  that is the  general  partner  of  Hyperion
                             Partners  L.P.  ("Hyperion  Partners")  (since  1988).  Director and Vice
                             Chairman  of the  Board  of  Hyperion  Capital  Management,  Inc.  (since
                             December  1998);  Director and Chairman of the Board of Hyperion  Capital
                             Management,   Inc.   (1989-November   1998);   Chairman   of  the   Board
                             (1989-December  1998) and/or Director (since 1989) of several  investment companies  advised  by  Hyperion  Capital  Management,  Inc.  or  by  its
                             affiliates;   Formerly,   Director  of  Lend  Lease   Hyperion   Mortgage
                             Opportunity  Fund,  Inc.   (formerly,   Equitable  Real  Estate  Hyperion
                             Mortgage  Opportunity  Fund,  Inc.) and Lend  Lease  Hyperion  High Yield
                             Commercial Mortgage Fund, Inc. (formerly,  Equitable Real Estate Hyperion
                             High Yield  Commercial  Mortgage Fund,  Inc.)  (1995-1999);  Director and
                             Chairman of Bank United Corp.,  and Director of Bank United (since 1988);
                             Director  and  President  of Hyperion  Funding  1993  Corp.,  the general partner  of  the  limited  partnership that is the

                                                                                                                    Shares of Common
                                                                                                                          Stock
                                                                                                                        Beneficially
                                                                                                                   Owned Directly or
                                                                                                                     Indirectly, on
      Name and Office                      Principal Occupation During Past Five Years,                  Director      November 30,
       with the Fund                               Other Directorships and Age                            Since          1999(**)

                             general  partner of  Hyperion  1993 Fund  L.P.;  and also  Chairman  and
                             President of various other direct and indirect  subsidiaries of Hyperion
                             Partners (since 1989).  Formerly Vice Chairman of Salomon  Brothers Inc.
                             (until 1987).
                             Age 53                                                                       June 1989              -

Leo M. Walsh, Jr.
Director, Chairman of the    Director  and/or  Trustee  of  several  investment  companies  advised by
Audit Committee              Hyperion Capital  Management,  Inc. or by its affiliates  (1989-Present).
                             Financial  Consultant for  Merck-Medco  Managed Care LLC (formerly  Medco
                             Containment  Services  Inc.)  (1994-Present).   Director  of  Lend  Lease
                             Hyperion  Mortgage  Opportunity  Fund,  Inc.  (formerly,  Equitable  Real
                             Estate Hyperion Mortgage  Opportunity Fund, Inc.) and Lend Lease Hyperion
                             High Yield  Commercial  Mortgage  Fund,  Inc.  (formerly,  Equitable Real
                             Estate   Hyperion   High   Yield   Commercial    Mortgage   Fund,   Inc.)
                             (1999-Present).  Formerly,  Director of  Equitable  Real Estate  Hyperion
                             Mortgage  Opportunity  Fund, Inc. and Equitable Real Estate Hyperion High
                             Yield Commercial Mortgage Fund, Inc.  (1995-1997);  Financial  Consultant
                             for Synetic Inc.,  manufacturer  of porous  plastic  Materials for health care uses  (1989-1994);  President,  WW Acquisitions  Corp.  (1989-1990);
                             Senior  Executive  Vice  President  and Chief  Operating  Officer  of The
                             Equitable Life Assurance  Society of the United States ("The  Equitable")
                             (1986-1988);   Director  of  The  Equitable  and  Chairman  of  Equitable
                             Investment Corporation,  a holding company for The Equitable's investment oriented subsidiaries  (1983-1988);  Chairman and Chief Executive Officer
                             of EQUICOR-Equitable HCA Corporation (1987-1988).
                             Age 67                                                                       June 1989            2,000

Patricia A. Sloan*
   Director, Secretary       Managing  Director  of  Ranieri & Co.,  Inc.  (1988-Present).  Secretary,
                             Director  and/or  Trustee  of  several  investment  companies  advised by
                             Hyperion Capital  Management,  Inc. or by its affiliates  (1989-Present).
                             Director of Bank United Corp.,  the parent of Bank United  (formerly Bank
                             United of Texas FSB)  (1988-Present).  Formerly Director of the Financial
                             Institutions Group of Salomon Brothers Inc (1972-1988).
                             Age 56                                                                       April 1994            300

* Interested persons as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), because of affiliations with Hyperion Capital Management, Inc., the Fund's Investment Advisor.
**       The  holdings  of no director  or nominee  represented  more than 1% of the outstanding shares of the Fund.


         Officers of the Fund. The officers of the Fund are chosen each year at the first meeting of the Board of Directors of the Fund following the Annual Meeting of Stockholders, to hold office at the discretion of the Board of Directors until the meeting of the Board following the next Annual Meeting of Stockholders and until their successors are chosen and qualified. The Board of Directors has elected six officers of the Fund. Except where dates of service are noted, all officers listed below served as such throughout the 1999 fiscal year. The following sets forth information concerning each officer of the Fund who served during all or part of the last fiscal year of the Fund:

Name and
Principal Occupation                                                                  Office        Age         Officer Since

Andrew M. Carter                                                                     Chairman        59         December 1998
See information under "ELECTION OF DIRECTORS."

Clifford E. Lai                                                                      President       46           April 1993
President  (since November 1998) and Chief Investment  Officer,  Hyperion Capital
Management,  Inc.  (March 1993-Present).  Formerly  Managing  Director  and Chief
Investment   Strategist   for  Fixed  Income,   First  Boston  Asset   Management
(1989-1993); Vice President, Morgan Stanley & Co. (1987-1989).

Patricia A. Botta                                                                 Vice President     42           March 1997
Director of Hyperion Capital Management,  Inc. (1989-Present).  Formerly with the
Davco Group (1988-1989) and Salomon Brothers Inc. (1986-1988).

John H. Dolan                                                                     Vice President     46           March 1998
Chief  Investment  Strategist  of  Hyperion  Capital  Management  (1998-Present).
Formerly,  Managing Director at Bankers Trust  (1995-1997);  Managing Director of
Salomon Brothers Inc. (1987-1995);  Manager of mortgage-backed securities desk at
Citibank (1979-1987).

Patricia A. Sloan                                                                    Secretary       56           July 1989
Managing  Director of Ranieri & Co., Inc.  (1988-Present);  See information under
"ELECTION OF DIRECTORS."

Thomas F. Doodian                                                                    Treasurer       40         February 1998
Director of Finance and  Operations,  Hyperion  Capital  Management,  Inc.  (July
1995-Present).  Treasurer  of several  investment  companies  advised by Hyperion
Capital Management,  Inc. (February  1998-Present).  Formerly,  Vice President in
Mortgage  Backed  Trading  at Mabon  Securities  Corporation  (1994-1995);  fixed income analyst,  trader, and Vice President and Controller at Credit Suisse First
Boston (1984-1994).

         At November 30, 1999, directors and officers of the Fund as a group owned beneficially less than 1% of the outstanding shares of the Fund. No person, to the knowledge of management, owned beneficially more than 5% of the Fund's outstanding shares at that date. The business address of the Fund and its officers and directors is One Liberty Plaza, New York, New York 10006-1404.

         Interested Persons. Mr. Ranieri serves as a Director and Vice Chairman of the Board of the Advisor and Mr. Carter serves as Chairman and Chief Executive Officer of the Advisor. Ms. Sloan is a special limited partner of Hyperion Ventures, the sole general partner of Hyperion Partners L.P., of which the Advisor is a wholly-owned subsidiary. As a result of their service with the Advisor and certain affiliations with the Advisor as described below, the Fund considers Messrs. Ranieri and Carter and Ms. Sloan to be "interested persons" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.


        Committees and Board of Directors' Meetings. The Fund has a standing Audit Committee presently consisting of Messrs. Walsh, Drake, Petersen, Birch and English, all of whom are members of the Board of Directors and are currently non-interested persons of the Fund. The principal functions of the Fund's Audit Committee are to recommend to the Board the appointment of the Fund's accountants, to review with the accountants the scope and anticipated costs of their audit and to receive and consider a report from the accountants concerning their conduct of the audit, including any comments or recommendations they might want to make in that connection. During the last fiscal year of the Fund, the full Board of Directors met four times, and the Audit Committee met one time. All of the members of the Audit Committee (except Mr. English) attended the Audit Committee meeting, and all of the Directors attended at least 75% of the Board meetings. The Fund has a Nominating and Compensation Committee.

         Compensation of Directors and Executive Officers. No remuneration was paid by the Fund to persons who were directors, officers or employees of Hyperion Capital Management, Inc. or any affiliate thereof for their services as directors or officers of the Fund. Each director of the Fund, other than those who are officers or employees of Hyperion Capital Management, Inc. or any affiliate thereof, is entitled to receive a fee of $7,500 per year plus $1,000 for each Board of Directors' meeting attended. Members of the Audit Committee receive $750 for each Audit Committee meeting attended, other than meetings held on days when there is also a directors' meeting.

        Directors' Compensation Table For The Twelve Month Period Ended 11/30/99

                                                                         Directors'             Total Directors'
                                                                        Compensation                Compensation
                                                                          from the             from the Fund and the
                                                                            Fund                    Fund Complex

     Robert F. Birch..........................                            $11,500                     $46,000
     Rodman L. Drake..........................                            $11,500                     $46,000
     John W. English.........................                             $ 2,875                     $ 5,750
     Harry E. Petersen, Jr........................                        $11,500                     $46,000
     Leo M. Walsh, Jr.............................                        $11,500                     $46,000
     Kenneth C.Weiss............................                          $11,500                     $40,250
     Garth Marston (Director Emeritus)....................                $ 5,750                     $23,000
                                                                          $66,125                     $253,000

Required Vote

         Election of the listed nominees for director requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Fund present or represented by proxy at the Annual Meeting.


                    PROPOSAL 2: RATIFICATION OR REJECTION OF
                      SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Fund will consider, and it is expected that they will recommend, the selection of PricewaterhouseCoopers LLP as independent accountants of the Fund for the fiscal year ending November 30, 2000 at a meeting scheduled to be held on March 7, 2000. The appointment of accountants is approved annually by the Audit Committee of the Board of Directors and is subsequently submitted to the stockholders for ratification or rejection. The Fund has been advised by PricewaterhouseCoopers LLP that at November 30, 1999 neither that firm nor any of its partners had any direct or material indirect financial interest in the Fund. A representative of PricewaterhouseCoopers LLP will be at the meeting to answer questions concerning the Fund's financial statements and will have an opportunity to make a statement if he or she chooses to do so.


Required Vote

         Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Fund requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Fund present or represented by proxy at the Annual Meeting.




                             ADDITIONAL INFORMATION


Investment Advisor

         The Fund has engaged Hyperion Capital Management, Inc., the Advisor, to provide professional investment management for the Fund pursuant to an
Advisory Agreement dated August 4, 1989. The Advisor is a Delaware corporation which was organized in February 1989. The Advisor is a registered investment advisor under the Investment Advisers Act of 1940, as amended ("1940 Act"). The business address of the Advisor, its officers, and directors is One Liberty Plaza, New York, New York 10006-1404.

         The Advisor is a subsidiary of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion Partners"). The sole general partner of
Hyperion Partners is Hyperion Ventures L.P., a Delaware limited partnership ("Hyperion Ventures"). Corporations owned principally by Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are the general partners of Hyperion Ventures. Lewis S. Ranieri, a former Vice Chairman of Salomon Brothers Inc ("Salomon Brothers"), is the Vice Chairman of the Board of the Advisor and a Director of the Fund. Mr. Carter is the Chairman and Chief Executive Officer of the Advisor and Chairman of the Fund. Messrs. Salvatore Ranieri and Shay are directors of the Advisor, but have no other positions with either the Advisor or the Fund. Messrs. Salvatore Ranieri and Shay are principally engaged in the management of the affairs of Hyperion Ventures and its affiliated entities. Since January 1, 1990, Patricia A. Sloan, Secretary of the Fund, has been a special limited partner of Hyperion Ventures and since July 1993 she has been a limited partner of Hyperion Partners. Mr. Lai, the President of the Fund, is an employee of the Advisor, and may be entitled, in addition to receiving a salary from the Advisor, to receive a bonus based upon a portion of the Advisor's profits, including any profit from a sale of the Advisor. Ms. Botta and Mr. Dolan, Vice Presidents of the Fund, and Mr. Doodian, Treasurer of the Fund, are also employees of the Advisor. The business address of Hyperion Partners and Hyperion Ventures is 50 Charles Lindbergh Boulevard, Suite 500, Uniondale, New York 11553.

         The Advisor  provides  advisory  services to several  other  registered
investment   companies   and  one  offshore   fund,   all  of  which  invest  in
mortgage-backed securities. Its management includes several individuals with extensive experience in creating, evaluating and investing in Mortgage-Backed Securities, Derivative Mortgage-Backed Securities and Asset-Backed Securities, and in using hedging techniques. Lewis S. Ranieri, Vice Chairman of the Advisor and Director of the Fund, was instrumental in the development of the secondary mortgage-backed securities market and the creation and development of secondary markets for conventional mortgage loans, CMOs and other mortgage-related securities. While at Salomon Brothers, Mr. Ranieri directed that firm's activities in the mortgage, real estate and government guaranteed areas. Clifford E. Lai, President and Chief Investment Manager of the Advisor and President of the Fund, was Managing Director and Chief Investment Strategist for Fixed Income for First Boston Asset Management Corporation.


Investment Advisory Agreement

         On March 9, 1999 the Board of Directors of the Fund, including those persons identified as interested persons and a majority of the directors who are not parties to the Advisory Agreement or interested persons (as such term is defined in the 1940 Act) of any such party (the "Disinterested Directors"), approved extension of the Advisory Agreement through March 31, 2000. At the time of the Board's approval of the latest extension of the Advisory Agreement, Messrs. Lewis Ranieri, Weiss and Ms. Sloan were interested persons of the Fund. The Advisory Agreement was last submitted to a vote of the Stockholders of the Fund at the first Annual Meeting of the Stockholders of the Fund held on June 5, 1990. At that meeting, the Stockholders approved the continuance of the Advisory Agreement. The Advisory Agreement provides that it will continue from year to year, but only so long as such continuation is specifically approved at least annually by both (1) the vote of a majority of the Board of Directors or the vote of a majority of the outstanding voting securities of the Fund (as provided in the 1940 Act) and (2) by the vote of a majority of the Disinterested Directors cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement may be terminated at any time without the payment of any penalty, upon the vote of a majority of the Board of Directors or a majority of the outstanding voting securities of the Fund or by the Advisor, on 60 days' written notice by either party to the other. The Agreement will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder). The Board of Directors will consider continuance of the Advisory Agreement until March 31, 2001 at a meeting scheduled for March 7, 2000.

         Pursuant to the Advisory Agreement, the Fund has retained the Advisor to manage the investment of the Fund's assets and to provide, with the assistance of Pacholder Associates, Inc. (the "Sub-Advisor"), such investment research, advice and supervision, in conformity with the Fund's investment objective and policies, as may be necessary for the operations of the Fund.

         The Advisory Agreement provides, among other things, that the Advisor will bear all expenses of its employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all salaries of the Fund's directors and officers who are affiliated persons (as such term is defined in the 1940 Act) of the Advisor. The Advisory Agreement provides that the Fund shall pay to the Advisor a monthly fee for its services which is equal to .65% per annum of the Fund's average weekly net assets, which, for purposes of determining the Advisor's fee, shall be the average weekly value of the total assets of the Fund, minus the sum of accrued liabilities (including accrued expenses) of the Fund and any declared but unpaid dividends on the Common Shares. Investment advisory fees paid by the Fund to the Advisor during the last fiscal year of the Fund amounted to $1,456,297, of which $63,649 was paid by the Advisor to the Sub-Advisor.


Sub-Advisor

         Hyperion Capital Management, Inc., the Investment Advisor, has engaged the Sub-Advisor to provide sub-investment advisory services for investments in higher yielding, lower rated, or unrated fixed income securities of U.S. corporations ("High Yield Securities"). The Sub-Advisor, a registered investment adviser, is an Ohio corporation, organized in December, 1983, and currently manages approximately $700 million in corporate high yield bonds and related securities and approximately $140 million of other securities. The business address of the Sub-Advisor and its officers and directors is 8044 Montgomery Road, Suite 480, Cincinnati, Ohio 45236.

         The overall portfolio management strategy undertaken by the Sub-Advisor on behalf of the Fund is mutually determined by the Investment Advisor and the Sub-Advisor. The execution of the management strategy is conducted under the general supervision and direction of William J. Morgan. Mr. Morgan, a founder of the Sub-Advisor, is President of the Sub-Advisor. Anthony L. Longi, Jr. has been responsible for the day-to-day management of the Fund's High Yield Securities portfolio since November 1994. Mr. Longi is an Executive Vice President and Fixed-Income Portfolio Manager of the
Sub-Advisor, where he has been employed since 1987. He has had numerous positions within the firm, including high yield and investment grade fixed-income analyst, special situations analyst, trader and research coordinator. Dr. Asher O. Pacholder, Chairman of the Sub-Advisor, owns more than 50% of the shares of the Sub-Advisor and Mr. Morgan owns more than 20% of the shares. Both Dr. Pacholder and Mr. Morgan are directors of the Sub-Advisor. No officer, director or employee of the Sub-Advisor is an officer, director or nominee for election as a director of the Fund.

         Although the Sub-Advisor will make all decisions with respect to the Fund's investments in High Yield Securities on behalf of the Advisor, the amount of the Fund's assets allocated to these investments will be determined by the Advisor.


Sub-Advisory Agreement

         On March 9, 1999 the Board of Directors of the Fund, including a majority of the Disinterested Directors, approved extension of the Sub-Advisory Agreement through March 31, 2000. No director of the Fund owned any securities of, or had any other material direct or indirect interest, in the Sub-Advisor or any person controlling, controlled by or under common control with the Sub-Advisor on the date of the Disinterested Directors' approval of the extension of the Sub-Advisory Agreement. The Sub-Advisory Agreement was last submitted to a vote of the Stockholders of the Fund at the first Annual Meeting of the Stockholders of the Fund held on June 5, 1990. At that meeting the Stockholders approved the Sub-Advisory Agreement, which contains the same provisions with respect to continuation and termination as does the Advisory Agreement, except that the Sub-Advisory Agreement may not be assigned without the consent of the other party thereto. The Board of Directors will consider continuance of the Sub-Advisory Agreement until March 31, 2001 at a meeting scheduled for March 7, 2000.

         The Sub-Advisory Agreement provides, among other things, that the Sub-Advisor will bear all expenses of its employees and overhead incurred in connection with its duties under the Sub-Advisory Agreement. The Sub-Advisory Agreement provides that the Advisor shall pay to the Sub-Advisor a monthly fee for the Sub-Advisor's services which is equal to .35% per annum of the portion of the Fund's average weekly net assets that is invested in High Yield Securities (which shall be equal to the average weekly value of the total assets invested in High Yield Securities, minus the sum of accrued liabilities (including accrued expenses) directly related thereto and a pro rata percentage of any declared but unpaid dividends on the Common Shares and a pro rata percentage of accrued liabilities related to the Fund in general). The Advisor has paid and intends to continue to pay the Sub-Advisor's fee out of the fee that the Advisor will receive from the Fund. Investment advisory fees paid by the Advisor to the Sub-Advisor during the last fiscal year of the Fund amounted to $63,649.


Administration Agreement

         The Fund has entered into an Administration Agreement with Hyperion Capital Management, Inc. (the "Administrator"). The Administrator performs administrative services necessary for the operation of the Fund, including maintaining certain books and records of the Fund, and preparing reports and other documents required by federal, state, and other applicable laws and regulations, and provides the Fund with administrative office facilities. For these services, the Fund pays a fee monthly at an annual rate of 0.20% of its average weekly assets. For the twelve month period ended November 30, 1999, the Administrator earned $448,092 in Administration fees. In addition, the Administrator has entered into Administration Agreements with the other investment companies listed below, with the following fee structure: a monthly fee at an annual rate of 0.17% of the first $100 million of the Fund's average weekly net assets, 0.145% of the next $150 million and 0.12% of any amounts above $250 million.


Investment Companies Managed by Hyperion Capital Management, Inc.

         In addition to acting as advisor to the Fund, Hyperion Capital Management, Inc. acts as investment advisor to the following other investment companies at the indicated annual compensation.

                    Name of Fund                                   Investment Advisory Fee             Approximate Net Assets at
                                                                                                          November 30, 1999
                                                                                                             (in Millions)
     Hyperion 1999 Term Trust, Inc.*                  0.50% of the Trust's average weekly net assets           $446,282
     Hyperion 2002 Term Trust, Inc.                   0.50% of the Trust's average weekly net assets           $271,507
     Hyperion 2005 Investment Grade
       Opportunity Term Trust, Inc.                   0.65% of the Trust's average weekly net assets           $156,576



*  Hyperion 1999 Term Trust, Inc. was terminated on November 30, 1999.


Brokerage Commissions

         The Fund paid an aggregate of $16,882 in brokerage commissions on its securities purchases during its last fiscal year. In addition, the Fund paid an aggregate of $4,992 in futures commissions during the last fiscal year, all of which were paid to entities that are not affiliated with the Fund or the Advisor.

         The Advisor and the Sub-Advisor have discretion to select brokers and dealers to execute portfolio transactions initiated by the Advisor and the Sub-Advisor and to select the markets in which such transactions are to be executed. The Advisory Agreement and the Sub-Advisory Agreement provide, in substance, that in executing portfolio transactions and selecting brokers or dealers, the primary responsibility of the Advisor and the Sub-Advisor is to seek the best combination of net price and execution for the Fund. It is expected that securities will ordinarily be purchased in primary markets, and that in assessing the best net price and execution available to the Fund, the Advisor and the Sub-Advisor will consider all factors they deem relevant, including the price, dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operation facilities and the firm's risk in positioning the securities involved. Transactions in foreign securities markets may involve the payment of fixed brokerage commissions, which are generally higher than those in the United States.

         In selecting brokers or dealers to execute particular transactions and in evaluating the best net price and execution available, the Advisor and the Sub-Advisor are authorized to consider "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of
1934). The Advisor and the Sub-Advisor are also authorized to cause the Fund to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Advisor and the Sub-Advisor must determine in good faith, however, that such commission was reasonable in relation to the value of the brokerage and research services provided, viewed in terms of that particular transaction or in terms of all the accounts over which the Advisor or the Sub-Advisor exercise investment discretion. Research services furnished by brokers through whom the Fund effects securities transactions may be used by the Advisor and the Sub-Advisor in servicing all of the accounts for which investment discretion is exercised by the Advisor or the Sub-Advisor, and not all such services may be used by the Advisor or the Sub-Advisor in connection with the Fund.



Compliance With Section 16 Reporting Requirements

         Section 16(a) of the Securities Exchange Act of 1934 requires the Fund's officers and directors and persons who own more than ten percent of a registered class of the Fund's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Fund with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by the Fund and written representations from certain reporting persons that all applicable filing requirements for such persons had been complied with, the Fund believes that, during the fiscal year ended November 30, 1999, all filing requirements applicable to the Fund's officers, directors, and greater than ten-percent beneficial owners were complied with.



                                 OTHER BUSINESS

         The Board of Directors of the Fund does not know of any other matter which may come before the meeting. If any other matter properly comes before the meeting, it is the intention of the persons named in the proxy to vote the proxies in accordance with their judgment on that matter.



                   PROPOSALS TO BE SUBMITTED BY STOCKHOLDERS

         All proposals by stockholders of the Fund that are intended to be presented at the Fund's next Annual Meeting of Stockholders to be held in 2001 must be received by the Fund for inclusion in the Fund's proxy statement and proxy relating to that meeting no later than September 25, 2000.



                         EXPENSES OF PROXY SOLICITATION

         The cost of preparing, assembling and mailing material in connection with this solicitation of proxies will be borne by the Fund. In addition to the use of the mails, proxies may be solicited personally by regular employees of the Fund, Hyperion Capital Management, Inc., or Corporate Investor Communications, Inc., paid solicitors for the Fund, or by telephone or telegraph. The anticipated cost of solicitation by the paid solicitors will be nominal. The Fund's agreement with Corporate Investor Communications, Inc. provides that such paid solicitors will perform a broker search and deliver proxies in return for the payment of their fee plus the expenses associated with this proxy solicitation. Brokerage houses, banks and other fiduciaries will be requested to forward proxy solicitation material to their principals to obtain authorization for the execution of proxies, and they will be reimbursed by the Fund for out-of-pocket expenses incurred in this connection.

January 28, 2000


                     THE HYPERION TOTAL RETURN FUND, INC.
                   PROXY SOLICITED ON BEHALF OF THE DIRECTORS

         The  undersigned   hereby  appoints  Patricia  A.  Sloan  and  Clifford
E. Lai, and each of them, attorneys and proxies for the undersigned, with full power of substitution and revocation to represent the undersigned and to vote on behalf of the undersigned all shares of The Hyperion Total Return Fund, Inc. (the "Fund") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Fund to be held at The Downtown Association, 60 Pine Street (between William and Pearl Streets), New York, New York 10005, on Tuesday, April 18, 2000 at 9:45 a.m., and at any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Meeting and accompanying Proxy Statement and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power of authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

                                 NOTE:  Please sign exactly as your name
                                        appears on the Proxy. If joint owners,
                                        EITHER may sign this Proxy. When
                                        signing as attorney, executor,
                                        administrator, trustee, guardian
                                        or corporate officer, please
                                        give full title.

                                        Date           , 2000



                                        Signature(s), (Title(s), if applicable)
                                        PLEASE SIGN, DATE, AND RETURN
                                        PROMPTLY IN THE ENCLOSED ENVELOPE


I PLAN DO NOT PLAN TO ATTEND THE ANNUAL  MEETING  OF  STOCKHOLDERS  ON April 18,
2000





         Please indicate your vote by an "X" in the appropriate box below. This Proxy, if properly executed, will be voted in the manner directed by the stockholder. If no direction is made, this Proxy will be voted FOR election of the nominees as Directors in Proposal 1 and FOR Proposal 2. Please refer to the Proxy Statement for a discussion of the Proposals.

1.       ELECTION OF DIRECTORS:              FOR all nominees listed (except
as marked to the contrary below) WITHHOLD authority to vote for all nominees

                                             Class I:
                                               Robert F. Birch
                                               Andrew M. Carter
                                               John W. English


(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line below.)

2.       Ratification or rejection of the
         selection of independent accountants
         (a vote "FOR" is a vote for ratification)   FOR     AGAINST  ABSTAIN



PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.